CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated August 26, 2022 on the financial statements and financial highlights of Zevenbergen Growth Fund and Zevenbergen Genea Fund, each a series of shares of beneficial interest in the Trust for Advised Portfolios. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders..

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
September 26, 2023